Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. PRESENTS

STENDRA DATA AT SMSNA SCIENTIFIC MEETING

Erectile Dysfunction Data Presented in Two Moderated Posters; Findings Enable a Better Understanding of the STENDRA Clinical Profile and Provide Additional Data Regarding the Use of STENDRA as Early as Approximately 15 Minutes Before Sexual Activity

CHESTERBROOK, Pa., November 20, 2014 — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that data were presented regarding the use of STENDRA® (avanafil) tablets for the treatment of erectile dysfunction (ED) at the 20th Annual Fall Scientific Meeting of the Sexual Medicine Society of North America (SMSNA) held in Miami from November 20-23, 2014.

Moderated poster sessions on STENDRA included new analyses from Study 501 that help enable a better understanding of the STENDRA clinical profile and FDA-approved administration time of as early as approximately 15 minutes before sexual activity.

“In my practice, I see ED patients that are looking for a safe and effective treatment with a rapid onset of action and a favorable side effect profile,” said Laurence H. Belkoff, D.O., M.Sc., F.A.C.O.S., Chairman of the Department of Specialty Surgeries and the Division of Urology at the Philadelphia College of Osteopathic Medicine. “These study findings further reinforce that STENDRA is an appropriate treatment option with the ability to provide a meaningful benefit to men suffering from ED and a rapid onset of action in many men as early as approximately 15 minutes before sexual activity.”

Highlights of the information to be presented include:

•                  A post-hoc analysis of data from a placebo-controlled, Phase 4 study of STENDRA evaluated men who had at least one attempt at intercourse within approximately 15 minutes of taking the medication. The STENDRA 100 and 200mg doses demonstrated statistically significant improvement in onset of erectogenic effect at approximately 15 minutes compared to placebo, with a mean per-patient proportion of sexual attempts that resulted in at least one successful intercourse within approximately 15 minutes after dosing of 73.3 percent and 71.5 percent, respectively.

•                  Results of a study examining the proportion of men with ED who reported successful intercourse within the first three doses of STENDRA showed more than 60 percent of patients reported successful intercourse within the first three doses of STENDRA. This compares to about 40 percent with placebo. A higher percentage (75 percent for STENDRA vs. 56 percent for placebo) also reported success after any dose.

About STENDRA

STENDRA (avanafil) tablets is a prescription medication in a class of drugs known as phosphodiesterase type 5 (PDE5) inhibitors approved for the treatment of ED in men 18 years or older. STENDRA is available in multiple dosage strengths (50, 100 and 200 mg tablets) and may be taken with or without food and moderate alcohol consumption (up to three drinks). Auxilium Pharmaceuticals, Inc. has exclusive marketing rights to STENDRA in the U.S. and Canada.

SPEDRA™, the trade name for avanafil in the European Union (EU), is approved by the European Medicines Agency (EMA) for the treatment of ED in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of ED in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.STENDRA.com.

Important Safety Information

STENDRA® (avanafil) is a prescription medication used to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to the use of PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

For more information, please visit www.STENDRA.com.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. Auxilium now has a broad portfolio of 12 approved products. Among other products in the U.S., Auxilium markets edex® (alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon® ErecAid®, the leading device for aiding erectile dysfunction, STENDRA® (avanafil), an oral erectile dysfunction therapy, TESTOPEL® (testosterone pellets) a long-acting implantable testosterone replacement therapy, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease and XIAFLEX for the treatment of Dupuytren’s contracture, Testim® (testosterone gel) for the topical treatment of hypogonadism and an Authorized Generic version of Testim (testosterone gel) with its partner Prasco, LLC. Auxilium also has programs in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite. To learn more, please visit www.Auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions, and include statements about whether study findings further reinforce that STENDRA is an appropriate treatment option with the ability to provide a meaningful benefit to men suffering from ED and a rapid onset of action in many men as early as approximately 15, and the Company’s product candidates in development. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “ Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:

Keri P. Mattox / SVP, IR &	Nichol L. Ochsner / Senior Director, IR &
Corporate Communications	Corporate Communications
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
kmattox@auxilium.com	nochsner@auxilium.com